Exhibit 99.1

Prospect Capital Corporation Announces Launch of
Cash Tender Offer For Any and All of its Outstanding
4.75% Senior Convertible Notes due 2020
NEW YORK, NY - (GLOBE NEWSWIRE) - June 28, 2019 - Prospect Capital Corporation (the “Company”) today announced that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of the outstanding senior convertible notes listed below. The Tender Offer will expire at 12:00 midnight, New York City time, on July 27, 2019 (one minute after 11:59 p.m., New York City time, on July 26, 2019), or any other date and time to which the Company extends such Tender Offer (such date and time, as it may be extended, the “Expiration Date”). The Tender Offer is made pursuant to an Offer to Purchase dated today, which set forth the terms and conditions of the Tender Offer.

Title of Security	CUSIP / ISIN Nos.	Outstanding Principal Amount

4.75% Senior Convertible Notes due 2020 (the “Notes”)	74348T AQ5 / US74348TAQ58	$224,114,000
The consideration to be paid for each $1,000 principal amount of Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Date is $1,009, plus accrued and unpaid interest on the Notes, if any, from the applicable last interest payment date up to, but not including, the Settlement Date (as defined herein). The Company will purchase any Notes that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the Company, promptly following the Expiration Date (the date of such acceptance and purchase, the “Settlement Date”). The Settlement Date is expected to occur within three business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company at or prior to the Expiration Date.
As described in the Offer to Purchase, tendered Notes may be validly withdrawn from the Tender Offer at or prior to the Expiration Date. The Tender Offer is not conditioned on any minimum amount of Notes being tendered. The Company may amend, extend or, subject to certain conditions and applicable law, terminate the Tender Offer at any time in its sole discretion.
The Company has retained RBC Capital Markets, LLC to serve as the Dealer Manager for the Tender Offer. Questions and requests for assistance regarding the Tender Offer should be directed to RBC Capital Markets, LLC at (212) 618-7843 (collect) or (877) 381-2099 (toll free).
The Company has also retained D.F. King & Co., Inc. to serve as the Information Agent and Tender Agent for the Notes in the Tender Offer.
The Tender Offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, a copy of which may be obtained from D.F. King & Co., Inc. at (212) 269-5550 (Banks and Brokers) or (877) 297-1744 (toll free), or via psec@dfking.com.
A copy of the Offer to Purchase is also available at the following web address: http://www.dfking.com/psec
This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities. The solicitation of offers to buy the Notes is only being made pursuant to the terms of the Offer to Purchase, as it may be amended or supplemented. Holders should read the Company’s commencement Tender Offer statement on Schedule TO filed with the SEC in connection with the Tender Offer, which will include as an exhibit the Offer to Purchase and related materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. Each of these documents will be filed with the SEC, and, when available, holders may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s information and tender agent in connection with the Tender Offer. The Tender Offer is not being made in any state or jurisdiction in which such offer would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. None of the Company, the Dealer Manager or the Information and Tender Agent are making any recommendation as to whether or not holders should tender their Notes in connection with the Tender Offer.
About Prospect Capital Corporation
Prospect Capital Corporation is a business development company that focuses on lending to and investing in private businesses. Prospect's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
Prospect has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Prospect is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect could have an adverse effect on Prospect and our shareholders.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. These forward-looking statements include statements regarding expectations as to the completion of the transactions contemplated by the Tender Offer. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For further information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702